Weinberg and Company
1925 Century Park East, Suite 1120
Los Angeles, Ca.  90067
310-601-2200
310-601-2201 (fax)

June 4, 2009

Securities and Exchange Commission
450 Fifth Street NW
Washington, DC  20549

Re:  Mizati Luxury Alloy Wheels, Inc.

Dear Sirs:

We were previously the principal accountants for Mizati Luxury Alloy Wheels, Inc. (the “Company”).  As of October 15, 2008, we were no longer engaged as the Company’s principal accountants.  We have read the Company’s statements under “Item 14.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” of its Form and we agree with such statements.

We hereby consent to the filing of this letter as an exhibit to the Company’s Form 10.

Yours truly,

Weinberg and Company